Exhibit 10.12
Amendment No. 1
to the
Supplemental Executive Retirement Plan for Employees of The Boeing Company
(As Amended and Restated as of June 1, 2021)

The Supplemental Executive Retirement Plan for Employees of The Boeing Company, as amended and restated effective June 1, 2021, is hereby amended as follows effective as of October 31, 2025:

1.The definition of “Separation from Service or Separates from Service” in Section 2 (Definitions) is amended by adding the following to the end thereof:

Notwithstanding the foregoing, an Employee who terminates employment from the Company as a result of the transaction described in the Membership Interest Purchase Agreement among The Boeing Company, JNPR Aero, LLC and Project Maroon, LLC dated April 22, 2025, as amended by that certain Amendment No. 1, dated July 10, 2025 (the “Jupiter Agreement”) will not be considered to have incurred a Separation from Service for purposes of this Plan until such individual experiences a termination of employment (within the meaning of Code section 409A) from Buyer and its Affiliates (including the Company and the Transferred Subsidiaries) (as such terms are defined under the Jupiter Agreement). For purposes hereof, the “Jupiter Agreement” means the Membership Interest Purchase Agreement among The Boeing Company, JNPR Aero, LLC and Project Maroon, LLC dated April 22, 2025, as amended by that certain Amendment No. 1, dated July 10, 2025.

2.The penultimate paragraph of subsection B of Section 4 (The Supplemental Benefit) is amended by inserting a new paragraph to read as follows:

If the Participant incurs a Separation from Service after his or her Normal Retirement Date, calculation of the Target Benefit will include Compensation and Benefit Service attained before and after the Normal Retirement Date, and the Offset Benefit will be adjusted to reflect the late retirement according to the provisions of the PVP.

3.Sections C.1 and C.2 of Section 4 (The Supplemental Benefit) are amended by inserting a new Section C.1 and C.2 to read as follows:

1. Early Retirement Benefits

If the Participant incurs a Separation from Service after becoming eligible for early retirement benefits under the PVP and their Commencement Date is before their Normal Retirement Date, the Target Benefit will be reduced by ¼% for each month that the Participant’s Commencement Date precedes his or her sixty-second (62nd) birthday. The Offset Benefit will be adjusted to reflect payment at the Participant’s Commencement Date as a Single Life Annuity according to the early retirement provisions of the PVP.

2. Vested Terminated Retirement Benefits

If a Participant incurs a Separation from Service with a vested Supplemental Benefit prior to becoming eligible for early retirement benefits under the PVP and their Commencement Date is before their Normal Retirement Date, the Target Benefit will be reduced by ½% for each month that the Vested Terminated Participant’s Commencement Date precedes his or her sixty-fifth (65th) birthday. The Offset Benefit will be adjusted to reflect payment at the Participant’s Commencement Date as a Single Life Annuity according to the early commencement of benefit provisions of the PVP.